UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HICKORYTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD

MONDAY, APRIL 26, 2004

The Annual Meeting of the Shareholders of HickoryTech Corporation, (“HickoryTech”), will be held at the Mankato Civic Center at 1 Civic Center Plaza, (at the corner of Riverfront Drive and Hickory Street) Mankato, Minnesota, on Monday, April 26, 2004 at 2:00 p.m., Central Time, for the following purposes:

1.  To elect three directors to serve for ensuing three-year terms; and

2.  To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 1, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS HICKORYTECH CORPORATION

/s/ Myrita P. Craig

Myrita P. Craig - Chairman

Mankato, Minnesota
March 12, 2004

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE.  IF YOU CHOOSE TO RETURN THE PROXY CARD BY MAIL, WE HAVE ENCLOSED AN ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.  TO VOTE BY PHONE, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD.  IF YOU DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

HICKORYTECH CORPORATION

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

March 12, 2004

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MONDAY, APRIL 26, 2004

SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of HickoryTech Corporation, (“HickoryTech”), for use at the Annual Meeting of Shareholders of HickoryTech to be held at the Mankato Civic Center located at 1 Civic Center Plaza, (at the corner of Riverfront Drive and Hickory Street) Mankato, Minnesota, on Monday, April 26, 2004, at 2:00 p.m. (Central Time) or at any adjournment thereof.  All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about March 12, 2004.

REVOCABILITY OF PROXY

A shareholder’s proxy may be revoked by that shareholder at any time before it is exercised by filing a later dated proxy (either by mail or by telephone) or a written notice of revocation with HickoryTech’s Secretary, or by voting in person at the meeting.  Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareholder giving the proxy.

ANNUAL REPORT

The Annual Report of HickoryTech for the fiscal year 2003, including the Securities and Exchange Commission Form 10-K, is enclosed in the envelope containing this proxy statement.

VOTING

Each shareholder of record at the close of business on March 1, 2004, is entitled to one vote for each share of common stock held.  As of that date 12,967,886 shares were outstanding.

For each share held, shareholders may cast one vote for each proposal identified on the proxy card.  For each share held, shareholders may cast one vote for each of the three directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  Shareholders can vote their shares by toll-free telephone call as an alternative to completing and mailing the enclosed proxy card.  The procedures for telephone voting are described on the proxy card.  The telephone voting procedures are designed to verify shareholders’ identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly.  Shareholders who vote by telephone need not return a proxy card by mail.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  Abstentions will be counted as present or represented at the meeting for purposes of determining whether a quorum exists and calculating the number of votes cast, but will be deemed not to have been voted in favor of the matter with respect to which the proxy authority has been withheld.  Broker non-votes with respect to any matter brought to a vote will be treated as present and entitled to vote for purpose of the presence of a quorum, but will not be considered as present and entitled to vote for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter.  A majority of the shares present or represented at the meeting and entitled to vote is required for the election of each director.

ITEMS REQUIRING YOUR CONSIDERATION

The following item in this proxy statement requires your consideration and approval:

1.  Election of three directors for three-year terms.  See page 3.

ELECTION OF DIRECTORS

There are currently nine directors on HickoryTech’s Board of Directors. With the exception of Robert D. Alton, who served as the Company’s Chief Executive Officer from 1993-2002, and John E. Duffy, who serves as HickoryTech’s Chief Executive Officer, all directors are deemed to be independent under applicable NASDAQ rules.  The directors are divided into three classes; each class of directors serves a three-year term. Three directors will be elected at the Annual Meeting.  The terms of directors James H. Holdrege, Lyle G. Jacobson and Starr J. Kirklin expire in 2004; and the Board of Directors has nominated Messrs. Holdrege, Jacobson and Kirklin for re-election to the Board for a three-year term.   Proxies may not be voted for more than three nominees. The Board is in the process of searching for a candidate for the directorship now vacant as a result of Robert K. Else’s retirement from the Board on December 31, 2003 and does not have a nominee at this time.

The following table sets forth information, as of February 28, 2004, including business experience during the past five years, as to the nominees for election and as to the other directors.

NOMINEES FOR TERMS ENDING IN 2007

JAMES H. HOLDREGE has served as a director since 1992.  Mr. Holdrege, age 65, retired as General Manager and Chief Operating Officer at Electric Machinery Company, a subsidiary of Ideal Electric, in 2001.   Electric Machinery manufactures and services electric motors and generators around the world.  Prior to that, Mr. Holdrege served as the General Manager of KATO Engineering Division, Caterpillar Corporation where he had been employed since 1984.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 62, has served as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota since 1985.  Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

STARR J. KIRKLIN has served as a director since 1989.  Mr. Kirklin, age 67, retired from U.S. Bank, Mankato, in February of 1996.

TERMS ENDING IN 2005

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 55, served as President and Chief Executive Officer of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.  Contel Corporation was a provider of telecommunications services.

R. WYNN KEARNEY, JR. has served as a director since 1993.  Dr. Kearney, age 60, has been in private practice with the Orthopaedic & Fracture Clinic, P.A. with offices in southern Minnesota, since 1972, and is its senior surgeon.  Dr. Kearney is Assistant Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida.

ROBERT E. SWITZ has served as a director since 1999.  Mr. Switz, age 57, has been employed by ADC Telecommunications, Inc. since 1994.  He is currently its Chief Executive Officer and President.  He was its Executive Vice President and Chief Financial Officer from 2001 to 2003, its Senior Vice President and Chief Financial Officer from 1997 to 2001, and its Vice President and Chief Financial Officer from 1994 to 1997.    ADC is a leading supplier of transmission and network systems.  Prior to his employment at ADC, Mr. Switz worked for Burr-Brown Corporation, a multinational manufacturer of precision microelectronics and systems products, where he served in a variety of financial and management positions including Vice President, European Operations, Ventures and Finance from 1988 to 1994.  Mr. Switz also serves as a director of Broadcom Corporation.

TERMS ENDING IN 2006

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 61, has served as President of CEO Advisors, Inc. since 1993.  CEO Advisors provides management consulting and information system planning services.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998 and Chairman of the HickoryTech Board since January 2003.  Since 1999, Ms. Craig, age 49, has served as CEO of Sapientia Consulting Inc., which provides management consulting and strategic planning services.  She is currently engaged with the Greater Cincinnati Chamber of Commerce as Vice President, Small Business Development.  Prior to establishing the consulting firm, Ms. Craig was employed by Cincinnati Bell, Inc. from 1984 to 1999.  She served as its Vice President, Customer Sales and Service and had assignments in strategic planning, corporate development and operations.  Cincinnati Bell, Inc. is a provider of telecommunications services.

JOHN E. DUFFY has served as a director and the President and Chief Executive Officer of HickoryTech Corporation since July 2002.   Prior to joining HickoryTech, Mr. Duffy, age 54, was employed by Verizon Communications for twenty-nine years where he held various executive level sales and marketing positions including Director of Business Sales and Service from 2000 to 2001, Director of Consumer & Small Business Sales and Service from 1999 to 2000 and Assistant Vice President of Channel Sales and Engineering from 1997 to 1999.  Verizon Communications is a provider of telecommunication services.

The Board of Directors Recommends that the Shareholders Vote for all Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.

COMPENSATION OF DIRECTORS

The directors are paid a $15,000 annual retainer.  Directors have the option to receive $10,000 of this annual retainer in cash or in shares of HickoryTech common stock, and $5,000 of the retainer is paid solely in shares of HickoryTech common stock.  In addition, directors receive $750 for each Board and committee meeting they attend.  These fees are waived if the director is a paid employee of HickoryTech.  Beyond the meeting fees and annual retainers, beginning in 2004, the directors will receive a $500 per day payment for non-Board or non-committee meetings associated with company business or required training sessions.

The Chairman of the Board, who is not an employee of HickoryTech, receives an additional annual retainer of $24,000 which may be paid in cash or shares of HickoryTech common stock.

Directors who leave the Board will continue to receive their annual retainer, at the same rate, for three years after leaving the Board if they have served three consecutive Board terms, or, regardless of the length of service, after the occurrence of certain change in control and related events concerning HickoryTech.

The shareholders approved a Directors’ Stock Option Plan in 1998.  Under this Plan, each director receives an option to purchase 5,000 shares of HickoryTech common stock at fair market value determined on a specific date as established in the Plan if HickoryTech meets pre-established financial objectives.  The Plan also provides for acceleration of the issuance of options upon the occurrence of certain change of control and related events concerning HickoryTech.  For 2003, the financial objectives were not met, and no director received an option to purchase shares of HickoryTech common stock.

In 2003, the Board approved an extension on the period of time Mr. Alton has to exercise previously granted stock options from December 31, 2003 to December 31, 2004.  These options were granted to Mr. Alton during his ten-year employment as President and CEO of HickoryTech.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year 2003, the Board of Directors held twelve meetings.  HickoryTech’s Board is led by a non-executive Chairman.  HickoryTech has five Board Committees.

The Audit Committee consists of Messrs. Bosacker, Jacobson, Holdrege, Kearney and Switz.  The Audit Committee reviews internal controls of HickoryTech and its financial reporting, and meets with the independent auditors on these matters.  It has the sole authority to appoint, review and discharge the Company’s independent auditors.  This Committee held four meetings in 2003.

The Compensation Committee consists of Messrs. Holdrege, Bosacker, Kirklin and Ms. Craig.  The Compensation Committee is responsible for compensation for executive officers and non-employee Board directors.  The Compensation Committee makes recommendations to the Board regarding compensation for top management of HickoryTech; three meetings were held in 2003.

The Corporate Development Committee consists of Messrs. Alton, Holdrege, Kearney, Kirklin and Switz.  The Corporate Development Committee investigates potential expansion and new market opportunities for HickoryTech; two meetings were held in 2003.

The Governance/Nominating Committee, consisting of Ms. Craig, and Messrs. Jacobson, Kirklin and Kearney, held seven meetings in 2003. This Committee’s objective is to maintain a strong Board for HickoryTech and to make recommendations on Board committee assignments and candidates for directorship.

The Finance Committee, consisting of Messrs. Kirklin, Alton, Holdrege, Jacobson and Switz, has an objective to support management in reviewing operational financial processes and to ensure the maximization of the financial resources of the Company.  There were two meetings of this Committee in 2003.

Each director attended at least 75% of the Board meetings and meetings of the committees on which they serve with the exception of Mr. Switz.  Each director is expected to make a reasonable effort to attend all Board and committee meetings and the annual meeting of shareholders. Eight of the directors attended the 2003 Annual Meeting.

NOMINATIONS

Our Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  We have adopted a written Governance/Nominating Committee Charter, which is attached to this proxy statement as Appendix A.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors.

Our Governance/Nominating Committee currently is utilizing the services of a third-party search firm to assist in the identification and evaluation of a new independent director.

Our Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and communications technologies.  In general, candidates will be preferred who hold an established executive level position in business, finance, strategic planning or telecommunications.  The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for reelection, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance and meeting attendance records.

The Governance/Nominating Committee will consider qualified candidates for possible nomination that are submitted by our shareholders.  Shareholders wishing to make such a submission may do so by sending the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed below:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder including the number of shares currently held.

The Governance/Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information.  This information is evaluated against the criteria set forth above and the specific needs of the Company at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Governance/Nominating Committee by any shareholder beneficially owning more than five percent of HickoryTech common stock in connection with the Annual Meeting to be held in 2004.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the annual meeting held in 2005 must do so prior to 120 days prior to the one year anniversary of the date our 2004 proxy statement is mailed to shareholders in order to provide adequate time to duly consider the nominee and comply with our bylaws.

SHAREHOLDER COMMUNICATIONS WITH BOARD

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board members specifically addressed in the communication.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and the executive officers of HickoryTech named under “Summary Compensation Table” own the following shares of common stock of HickoryTech as of February 28, 2004:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Common Stock

Robert D. Alton, Jr.	165,118(f)	1.2%
Lyle T. Bosacker	421,639(c)(f)	3.1%
Myrita P. Craig	25,037(f)	*
John E. Duffy	8,548(f)	*
James H. Holdrege	29,454(f)	*
Lyle G. Jacobson	55,008(d)(f)	*
R. Wynn Kearney, Jr.	145,966(e)(f)	1.1%
Starr J. Kirklin	28,735(f)	*
Robert E. Switz	19,454(f)	*
Jon L. Anderson	27,087(b)(f)	*
David A. Christensen	84,848(b)(f)	*
John W. Finke	44,227(b)(f)	*
Lane C. Nordquist	19,859(b)(f)	*

All of the above and other executive officers as a group (15 persons)	1,154,014(g)	8.6%

*      Less than 1%

(a)   Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)   Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Anderson, 12,481; Mr. Christensen, 18,698; Mr. Finke, 8,247;  and Mr. Nordquist,  3,941.

(c)   Includes 263,253 shares held by Mr. Bosacker’s spouse.

(d)   Includes 19,764 shares held by Mr. Jacobson’s spouse.

(e)   Includes 45,000 shares held in a profit sharing trust, 12,783 shares held in a family foundation and 300 shares held by Mr. Kearney’s spouse.

(f)    Includes shares which may be acquired within 60 days after February 28, 2004 through the exercise of stock options as follows: Mr. Alton, 80,801; Mr. Bosacker, 26,000; Ms. Craig, 23,000; Mr. Duffy, 5,000; Mr. Holdrege, 20,000; Mr. Jacobson, 26,000; Mr. Kearney, 26,000; Mr. Kirklin, 26,000; Mr. Switz, 19,000; Mr. Anderson, 10,667; Mr. Christensen, 42,848; Mr. Finke, 30,167; and Mr. Nordquist, 13,001.

(g)   Includes (i) 59,648 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (ii) 45,000 shares held in a profit sharing trust; (iii) 12,783 shares held in a family foundation and (iv) 400,186 shares which may be acquired within 60 days after February 28, 2004, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Duffy, the executive officers of HickoryTech are as follows:

JON L. ANDERSON, age 51, has served as a Vice President of HickoryTech since 1995.  Mr. Anderson has also served as President of HickoryTech’s Enterprise Solutions Division since 1994 and was its Vice President and General Manager from 1991 to 1994.

DAVID A. CHRISTENSEN, age 51, has served as Secretary of HickoryTech since 1993, as Vice President and Chief Financial Officer of HickoryTech since 1989 and as Treasurer of HickoryTech since 1986.

JOHN W. FINKE, age 41, has served as a Vice President of HickoryTech since 1999.  He has served as the President of HickoryTech’s Telecom Division since 2003, as President of HickoryTech’s Network Design & Operations Division from 2000 to 2003 and as President of HickoryTech’s Telephone Operations from 1999 to 2000.  He also served as Director of Engineering and Operations for Mankato Citizens Telephone Company, a subsidiary of HickoryTech from 1997 to 1999 and the Director of Engineering of that company from 1996 to 1997.    Prior to joining HickoryTech, Mr. Finke was Area Manager of Customer Operations for GTE Telephone Operations from 1994 to 1996.  GTE was a provider of telecommunications services.

MARY T. JACOBS, age 46, has served as a Vice President of HickoryTech since 1996, as HickoryTech’s Vice President of Human Resources since 1998 and as HickoryTech’s Director of Human Resources from 1993 to 1998.

F. ERNEST LOMBARD, age 57, has served as a Vice President of HickoryTech since 1998.  He has served as President of HickoryTech’s Market & Strategic Planning Division since 2000, as President of Crystal Communications and Minnesota Southern Wireless Company, subsidiaries of HickoryTech, from 1998 to 2000, and as HickoryTech’s Director of Corporate Development from 1997 to 1998.  Prior to joining HickoryTech, Mr. Lombard served as Vice President of Marketing for MediaOne, Inc., a provider of telecommunications and cable television services, from 1996 to 1997.  He served as Vice President of Operations for US West Communications Business and Government Services from 1993 to 1996.  US West is a provider of telecommunications services.

LANE C. NORDQUIST, age 53, has served as a Vice President of HickoryTech and as the President of HickoryTech’s Information Solutions Division since joining the Company in June 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.  From 1993 to 1996, Mr. Nordquist was the Director of Tech Services, PC LAN and Asset Management for Fingerhut Corporation.  Fingerhut Corporation is a catalog retailer and direct marketer.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

BENEFICIAL OWNERS OF COMMON STOCK

The only shareholders known to HickoryTech Corporation to be the beneficial owners of more than five percent of HickoryTech’s common stock as of February 28, 2004 are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock

Fenimore Asset Management, Inc.	930,948(a)c	6.65%
384 N. Grand Street
Box 310
Cobleskill, NY 12043

(a)   Based solely on a 13G report filed with the SEC on February 9, 2004, by Fenimore Asset Management, Inc. (“Fenimore”) and Thomas O. Putnam (“Putnam”), reporting sole voting and dispositive power with respect to 930,948 shares of the Company’s common stock by Fenimore and shared voting and dispositive power with respect to 930,948 shares of the Company’s common stock by Putnam.

SUMMARY COMPENSATION TABLE

The cash and noncash compensation for each of the last three fiscal years paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of HickoryTech in 2003 is set forth below.

	Annual Compensation						Long Term Compensation
							Award		Payouts
Name and Principal Position	Year		Salary ($)		Bonus ($)(1)		Securities Underlying Options/ SARs (#)		LTIP Payouts		All Other Compensation ($)

JOHN E. DUFFY	2003		$200,000		$-0	-	15,000		$-0	-	$9,255	(2)
President and Chief Executive Officer	2002	(3)	$91,346		$115,850	(4)	-0	-	$-0	-	$53,722	(5)

JON L. ANDERSON	2003		$146,000		$-0	-	5,000		$-0	-	$8,686	(2)
Vice President	2002		$141,750		$19,236		12,000		$-0	-	$7,333	(2)
	2001		$145,000	(6)	$63,636		-0	-	$60,120		$7,000	(2)

DAVID A. CHRISTENSEN	2003		$145,320		$-0	-	5,000		$-0	-	$8,711	(2)
Vice President,	2002		$140,000		$55,965		12,000		$-0	-	$8,400	(2)
Chief Financial Officer, Secretary and Treasurer	2001		$140,000		$88,369	(7)	8,000		$75,150		$8,389	(2)

JOHN W. FINKE	2003		$169,000		$-0	-	5,000		$-0	-	$10,121	(2)
Vice President	2002		$157,500		$87,580		12,000		$-0	-	$9,428	(2)
	2001		$157,500		$48,000		12,000		$45,090		$9,000	(2)

LANE C. NORDQUIST	2003		$146,000		$-0	-	5,000		$-0	-	$8,802	(2)
Vice President	2002		$141,750		$46,397		12,000		$-0	-	$8,250	(2)
	2001		$141,750		$71,370		11,000		$30,060		$7,875	(2)

(1)   HickoryTech has an Executive Incentive Plan whereby key executives may receive additional compensation based on pre-established annual performance goals of HickoryTech and its divisions.  Prior to 2003, in addition to cash compensation, each executive received a performance award equal to one-half of the cash compensation.  For 2002 and 2001 the aggregate amount of the cash award and performance award credit are shown in this column.  The performance award was credited to the executive’s performance account, and this credit was used to acquire common stock of HickoryTech which is held in a trust.  The stock account is credited with additional shares equal to the dividends on the shares held in the account.

(2)   Consists of employer contributions to HickoryTech’s 401(k) Plan.

(3)   Mr. Duffy joined HickoryTech as President and Chief Executive Officer on July 1, 2002.

(4)   Includes a one-time stock award valued at $77,850 related to Mr. Duffy’s hiring by HickoryTech.

(5)   Includes a $50,000 one-time payment relating to Mr. Duffy’s hiring by HickoryTech, a $1,530 payment for moving expenses, and a $2,192 employer contribution to the 401(k) plan.

(6)   Includes a $10,000 one-time payment relating to performance for Mr. Anderson.

(7)   Includes a $43,369 discretionary stock award for Mr. Christensen.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted To Employees In Fiscal Year	Exercise Price ($/Share)	Expiration Date	5%(2)	10%(2)

Duffy	15,000	26%	$8.02	February 15, 2013	$75,600	$191,700
Anderson	5,000	9%	$8.02	February 15, 2013	$25,200	$63,900
Christensen	5,000	9%	$8.02	February 15, 2013	$25,200	$63,900
Finke	5,000	9%	$8.02	February 15, 2013	$25,200	$63,900
Nordquist	5,000	9%	$8.02	February 15, 2013	$25,200	$63,900

(1)   The options were granted at the fair market value of the shares on February 15, 2003.  The options may be exercised for one-third of the shares after February 15, 2004, one-third of the shares after February 15, 2005, and one-third of the shares after February 15, 2006.  All options have ten year terms, unless they expire sooner on or following termination of employment with HickoryTech.  All options vest upon the occurrence of certain change in control and related events concerning HickoryTech.

(2)   The market price on February 15, 2003 was compounded at 5% and 10% over the ten-year term of the options.  The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation.  The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent HickoryTech’s estimate or projection of future common stock prices.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

AGGREGATED OPTION/SAR EXERCISES AND

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End
	#		$
Name	Exercisable	Unexercisable(1)	Exercisable	Unexercisable(2)
Duffy	5,000	10,000	$17,250	$34,500
Anderson	10,667	11,333	$8,020	$11,499
Christensen	42,848	13,999	$27,407	$11,499
Finke	30,167	15,333	$10,289	$11,499
Nordquist	13,001	14,999	$5,751	$11,499

(1)   All of the unexercisable options described above will vest upon the occurrence of certain change in control and related events concerning HickoryTech.

(2)   The value of unexercised options at December 31, 2003 is determined by multiplying the difference between the exercise prices of the options and the closing price of HickoryTech’s common stock on the NASDAQ National Market on December 31, 2003 ($11.47) by the number of shares underlying the options.  Stock options with an exercise price in excess of $11.47 have been valued at zero.

LONG TERM INCENTIVE PLAN

AWARDS IN LAST FISCAL YEAR

HickoryTech has implemented a Stock Award Program (the “Program”) each year since 1993 pursuant to the terms of HickoryTech’s 1993 Stock Award Plan.  This Plan was approved by the shareholders in 1993 and has been since amended.  Each year the Compensation Committee establishes a range of shares that may be issued to the executives of HickoryTech contingent upon achievement of performance objectives.  The objectives are based on achievement of budgeted EBITDA for HickoryTech as denoted in the five year strategic plan, as may be modified by the Compensation Committee.

Name	Number of Shares, Units or Other Rights (#)(1)(2)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts
			Under Non-Stock Price-Based Plans
			Threshold(3)	Target(3)	Maximum(3)

Duffy	-0-	2003-2005	6,500	13,000	19,500

Anderson	-0-	2003-2005	2,000	4,000	6,000

Christensen	-0-	2003-2005	2,000	4,000	6,000

Finke	-0-	2003-2005	3,000	5,000	7,000

Nordquist	-0-	2003-2005	2,000	4,000	6,000

(1)   The numbers in this column represent the number of shares of common stock awarded to the named individual during fiscal year 2003 under the 2003-2005 Plan Year. Payments are made at the end of the applicable performance period if, and to the extent that, pre-determined performance objectives are achieved.  No portion of this award is payable for less than threshold performance unless the Compensation Committee determines otherwise at its discretion.

(2)   The award was not expressed in these terms.

(3)   There is a potential range of shares established for each participant under the Program.  The range has a separate threshold, target and maximum number of shares that can be awarded once the pre-established performance objectives of HickoryTech have been achieved. No shares under the Program will be issued if pre-established performance objectives are not achieved, unless the Compensation Committee determines otherwise at its discretion.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND
OTHER AGREEMENTS

HickoryTech has Change of Control Agreements with the following named executive officers: John E. Duffy, Jon L. Anderson, David A. Christensen, John W. Finke, and Lane C. Nordquist.  These agreements provide that if (1) within three years of a change in control of HickoryTech, the employment of any of the above-named officers is adversely affected and such officer terminates his employment with HickoryTech for a reason other than for cause, death or disability, or (2) within a thirty day period following the first anniversary of a change in control of HickoryTech, any of the above-named officers terminates his employment with HickoryTech for any reason other than for cause, death or disability, such officer is entitled to a lump-sum payment.  Such lump-sum payment will be the relevant officer’s annual compensation multiplied by 2.99 in the case of Mr. Duffy, and multiplied by two in the cases of Messrs. Anderson, Christensen, Finke and Nordquist.  In the event of a change in control of HickoryTech and the subsequent termination of the officers, the approximate maximum amount of compensation that would be paid to Messrs. Duffy, Anderson, Christensen, Finke and Nordquist under their current agreements would be $1,650,720, $591,240, $580,755, $698,735, and $605,425, respectively.

HickoryTech has a Supplemental Retirement Agreement with Mr. Christensen.  The Supplement Retirement Plan was frozen in 1994.  The funds in the Plan accrue interest each year.  Mr. Christensen will be eligible for benefits under the Plan when he reaches age 65, is disabled or dies, whichever comes first.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors (the “Committee”). In 2003, the Committee was composed of four outside directors, Messrs. Holdrege, Bosacker, Kirklin, and Ms. Craig.  Mr. Holdrege is Chair of this Committee.

The Board of Directors has established the following ongoing principles and objectives for HickoryTech’s executive compensation program:

1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

2. Link executives’ total compensation to HickoryTech’s financial performance and individual job performance.

3. Provide a balance between incentives focused on achievement of annual objectives and longer term incentives linked to increases in earnings and shareholder value.

There are three elements to the compensation plan: annual base salary, cash bonuses under an executive incentive plan (the “Executive Incentive Plan”), and longer term incentives under a stock award plan (the “Stock Award Plan”).

When setting annual base salaries and making awards under incentive plans, the Compensation Committee considers Company performance and compensation levels of comparable companies with a goal of remaining reasonably competitive with comparable companies.  A thorough review of the executive compensation program was conducted in 2002, and some modifications were made in the total compensation program for 2003 in support of the above objectives.

The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives.  The financial objectives are based on a combination of revenues and earnings.  Prior to 2003, in addition to a cash bonus, each executive received a performance award equal to one-half of the cash compensation.  This award was credited to a stock account used to acquire common stock of HickoryTech, which is held in a trust.  The account is credited with additional shares equal to the dividends on the shares held in the account.  Based on the financial results in 2003 not meeting the pre-established financial objectives, no bonuses were paid under this plan in 2003.

The Stock Award Plan allows HickoryTech to issue restricted shares, unrestricted shares, incentive stock options, and non-qualified stock options to executives of HickoryTech.  The Stock Award Plan has two components:  grants of options to purchase common stock and a long-term stock incentive program.  The stock option component of the Stock Award Plan provides for the issuance of stock options to seven current executives of HickoryTech.  The incentive stock options vest over a three-year period and must be exercised within ten years of their issuance.  Stock options are designed to reward executives as the stock price increases.  The long-term incentive component of the 2003 Stock Award Program established a range of shares that may be issued to each officer under the Program contingent upon the achievement of performance objectives.  For the Stock Award Plan ending in 2003, the pre-established objective of three-year cumulative EBITDA was not met and there were no payouts made to executives under this Plan.

The Committee applied the above-described principles and objectives in determining the compensation of the Chief Executive Officer of HickoryTech, Mr. Duffy, in 2003 and adjusted his base salary and awarded him a stock option grant of 15,000 shares.  Based on the Company’s financial results not meeting the pre-established financial objectives, Mr. Duffy did not receive a bonus payment under the Executive Incentive Plan and did not receive a stock award under the Stock Award Plan.  In determining the 2003 compensation, the Committee reviewed Mr. Duffy’s total compensation program to ensure its relationship to the competitive market, as well as to the performance of HickoryTech, and the Committee specifically considered the results of HickoryTech in 2003 as compared to targeted financial objectives, shareholder value and the growth rate of operations.

COMPENSATION COMMITTEE
James H. Holdrege	Myrita P. Craig
Lyle T. Bosacker	Starr J. Kirklin

FIVE-YEAR SHAREHOLDER RETURN
PERFORMANCE PRESENTATION

The following table compares the cumulative total shareholder return on the common stock of HickoryTech for the last five fiscal years with the cumulative total return on the Russell 2000 Index and the NASDAQ Telecommunications Index.  “Total shareholder return” assumes the investment of $100 in HickoryTech’s common stock, the Russell 2000 Index and the NASDAQ Telecommunications Index on December 31, 1998 and reinvestment of all dividends.

TOTAL SHAREHOLDER RETURNS

ANNUAL RETURN PERCENTAGE

	Years Ending
Company Name / Index	Dec ‘99	Dec ‘00	Dec ‘01	Dec ‘02	Dec ‘03
HickoryTech Corporation	19.80	40.43	-15.02	-41.87	25.66
Russell 2000 Index	21.26	-3.02	2.49	-20.48	47.25
NASDAQ Telecommunications Index	78.71	-57.41	-33.03	-53.95	66.25

INDEXED RETURNS

	Base Period Dec ‘98	Years Ending
Company Name / Index		Dec ‘99	Dec ‘00	Dec ‘01	Dec ‘02	Dec ‘03
HickoryTech Corporation	100	119.80	168.23	142.96	83.10	104.43
Russell 2000 Index	100	121.26	117.59	120.52	95.83	141.11
NASDAQ Telecommunications Index	100	178.71	76.11	50.98	23.47	39.02

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls, and for audit functions. The Audit Committee is composed of five outside, independent directors all of whom meet the independence requirements of applicable SEC rules and regulations and NASDAQ listing requirements.  Mr. Switz qualifies as the Audit Committee financial expert as defined under applicable SEC rules and is also deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  The Audit Committee acts under a written charter that was first adopted and approved by the Board of Directors on April 27, 2000.  The Audit Committee Charter was amended February 16, 2004.  A copy of the amended Audit Committee charter is attached to this proxy statement as Appendix B.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2003, the Audit Committee has:

•      reviewed and discussed the audited financial statements with management and with representatives of PricewaterhouseCoopers LLP, our independent auditors;

•      discussed with our independent auditors the matters required to be discussed by Statement On Auditing Standards No. 61, as amended, (Communications with Audit Committees); and

•      received from our independent auditors the disclosures regarding PricewaterhouseCoopers LLP’s independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with representatives of PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with the auditors’ independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Lyle T. Bosacker	James H. Holdrege
R. Wynn Kearney, Jr.	Robert E. Switz
Lyle G. Jacobson

INDEPENDENT AUDITORS

The firm PricewaterhouseCoopers LLP, Minneapolis, Minnesota, independent auditors, audited the financial statements of HickoryTech for the fiscal year ended December 31, 2003, and has been HickoryTech’s auditor since 1998.  A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2003 and 2002 by PricewaterhouseCoopers LLP, HickoryTech’s independent auditors are as follows:

	Fiscal 2003		Fiscal 2002

Audit Fees	$258,550		$184,995
Audit Related Fees	$26,300		$3,000
Tax Fees	$18,875		$41,175
Other Fees	$-0	-	$-0-
TOTAL FEES	$303,725		$229,170

Audit Fees include audit of HickoryTech’s financial statements for the fiscal year ended December 31, 2003 and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit related fees include technical accounting consultations primarily pertaining to the accounting treatment for the sale of the wireless business.  Tax fees include technical consultations primarily pertaining to the of tax treatment for the sale of the wireless business.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors.  The Audit Committee approved all services performed by PricewaterhouseCoopers LLP during the fiscal year 2003.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10% of HickoryTech’s common stock to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and to furnish HickoryTech with copies of such reports.  During fiscal 2003 the Form 4 Statement of Changes in  Beneficial Ownership filing for 4,759 additional shares of indirect ownership by Robert Alton; 713 additional shares of indirect ownership by Jon Anderson; 2,075 shares of indirect ownership by David Christensen; 3,247 shares of indirect ownership by John Finke; 1,099 shares of indirect ownership by Mary Jacobs; 2,867 shares of indirect ownership by F. Ernest Lombard; 1,721 shares of indirect ownership by Lane Nordquist; and options for 5,000 shares by Robert Alton were inadvertently filed two days late, on February 11, 2003.  To HickoryTech’s knowledge, based solely on review of the copies of such reports furnished to HickoryTech, all other Section 16(a) filing requirements were satisfied.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this Proxy Statement, will be paid by HickoryTech.  HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech may solicit proxies by personal interview, mail, telephone and other appropriate communication methods. They do not, however, receive additional compensation for soliciting shareholder proxies.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 11, 2004 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April, 2005.  The By-Laws of HickoryTech provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HickoryTech. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.  Proposals submitted by shareholders must also comply with all applicable rules and regulations of the SEC.  This notice must be received by HickoryTech no later than November 11, 2004.

AVAILABILITY OF FORM 10-K

Shareholders of record on March 1, 2004 may obtain a copy of HickoryTech’s Form 10-K for the 2003 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

David A. Christensen, Secretary

HickoryTech Corporation

221 East Hickory Street, P.O. Box 3248

Mankato, Minnesota 56002-3248

OTHER MATTERS

The Management does not know of other matters that may come before the meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE BOARD OF DIRECTORS HICKORYTECH CORPORATION

/s/ Myrita P. Craig

Myrita P. Craig - Chairman

Mankato, Minnesota
March 12, 2004

Appendix A

HICKORYTECH CORPORATION

GOVERNANCE/NOMINATING COMMITTEE CHARTER

ADOPTED OCTOBER 28, 2003

Mission

The mission of the Governance/Nominating Committee (the “Committee”) is to maintain a strong Board for HickoryTech.  The Committee will establish and drive a continuous improvement process in order to help the Board and individual directors become more valuable as strategic assets of the company, contributing to the long-term success of HickoryTech.

Committee Membership

The Governance/Nominating Committee shall consist of no fewer than three members.  The members of the Governance/Nominating Committee are elected by the Board of Directors (the “Board”) and shall meet the independence requirements and such other standards as may be established by the Governance/Nominating Committee.

The members of the Governance/Nominating Committee shall be appointed by the Board.

Governance/Nominating Committee Authority and Responsibility

1.             Review the structure and size of the Board and the Board committees.  On an annual basis, review with the Board the appropriate skills and characteristics required on the Board in keeping with the strategic direction of the Company.

2.             Recommend, for Board approval, assignments of individual Board members to various committees, taking into account the functions of the committee and qualifications of the Board members.

3.             Identify and consider candidates for open Board vacancies.  On behalf of the Board, assess the skills and experience of prospective Board members.  Present candidates to the full Board for consideration.  Develop criteria relating to the selection of new directors. Criteria that shall be used in connection with selecting new directors shall include factors relating to whether the director would meet the definition of independent, as well as diversity, skills, occupation, and experience in the context of the needs of the Board.  Retain and terminate any search firm to be used to identify director candidates.

4.             Annually solicit Board members to determine interest in the position of Chairman of the Board of Directors.  Qualified and interested candidates will be presented to the Board for a vote.

5.             Review the institutional and other affiliations of directors and director candidates for possible conflicts of interest.  Investigate any potential conflict of interest involving a director and make a recommendation to the Board for resolution.

6.             Keep abreast of developments in the corporate governance field.  Periodically review and assess the adequacy of the Corporate Governance Principles of the Company and recommend any proposed changes to the Board for approval.

7.             Plan Board education including new member orientation, education of Board members and an annual Board retreat.

8.             Develop an evaluation system for the Board and administer such system as appropriate.  Manage the process whereby the full Board assesses its own performance and report the results to the Board, along with recommendations for improvement.  Develop and administer an evaluation for the Chairman of the Board annually.  Provide advice and counsel to the individual Board members based on the results of evaluations.

9.             Develop a charter for this Committee and review and assess the adequacy of this charter annually.  Recommend any proposed changes to the Board for approval.  The Governance/Nominating Committee shall annually review its own performance in relationship to its charter.

Meetings

The Governance/Nominating Committee shall meet a minimum of four times a year.  The Chair of the Committee may schedule additional meetings as appropriate.

Appendix B

HICKORYTECH CORPORATION

AUDIT COMMITTEE CHARTER

AMENDED FEBRUARY 16, 2004

Mission

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of HickoryTech Corporation (the “Company”) designed to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the adequacy of the Company’s internal controls, (3) the independence and performance of the Company’s independent auditors, and (4) conflict of interest transactions.

Committee Membership

•      The Audit Committee shall consist of at least three directors chosen by the Board of Directors.

•      Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

•      At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background (such as a position as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities) which results in financial sophistication, recognized financial or accounting expertise that qualifies such member as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

•      All Committee members shall meet the independence requirements of the SEC and NASDAQ (as such requirements may be modified or supplemented from time to time).

Authority and Responsibility

1.     Maintenance of Charter.  The Committee shall review and reassess the adequacy of this formal written charter on at least an annual basis.

2.     Financial Reporting.  The Committee shall review and make recommendations to the Board regarding the adequacy of the Company’s financial statements and compliance of such statements with financial standards.  In particular, and without limiting such responsibilities, the Committee shall:

With respect to the Annual Financial Statements:

•      Review and discuss the Company’s audited financial statements with management and with the Company’s independent auditors prior to filing or distribution.

•      Review an analysis prepared by management and the independent auditors of significant financial reporting issues, accounting principles, critical accounting estimates and underlying judgments made in connection with the preparation of the Company’s audited financial statements.

•      Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (as may be modified or supplemented) relating to the conduct of the audit.

•      Based on the foregoing, indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•      Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

With respect to Quarterly Financial Statements:

•      Review with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly statements prior to filing or distribution.  Discuss with management the use of “pro forma” or “adjusted” non-GAAP information.  The review may be conducted through a representative member of the Committee.

3.     Fraud Risk Assessment.  The Committee shall oversee the assessment of fraud risk performed by management and by independent auditors.

•      The assessments should consider the potential and the risk of fraud.

•       The assessments should be on a comprehensive and recurring basis.

4.     Internal Controls.  The Committee shall evaluate and report to the Board regarding the adequacy of the Company’s financial controls.  In particular, the Committee shall:

•      Ensure that the independent auditors are aware that the Committee is to be informed of all control problems identified.

•      Review with the Company’s legal counsel any legal matters that may have a material impact on the financial statements.

•      Review the effectiveness of systems for monitoring compliance with laws and regulations relating to financial reporting, including any issues that might implicate Section 10A of the Securities Exchange Act of 1934.

•      Receive periodic updates from management, legal counsel, and the independent auditors concerning financial compliance.

5.     Relationship with Independent Auditors.  The Committee shall:

•      Review the independence and performance of the independent auditors.

•      Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard Number 1.

•      Actively engage in a dialog with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

•      Take appropriate action to oversee the independence of the independent auditors.

•      Review all engagement letters and approve the fees and other compensation to be paid to the independent auditors.

•      Pre-approve all non-audit services to be performed by the independent auditors.  The Committee may designate a member of the Committee to represent the entire Audit Committee for purposes of approval on non-audit services subject to review by the full Audit Committee at the next regularly scheduled meeting. The Company’s independent auditors may not be engaged to perform activities prohibited under the Sarbanes-Oxley Act of 2002 or the rules of the Public Company Accounting Oversight Board or the SEC.

Notwithstanding the foregoing, the independent auditors shall be ultimately accountable to the Committee, as representatives of the shareholders.  The Committee shall have ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for shareholder approval in any proxy statement).

6.     Conflict of Interest Transactions.  The Committee shall review all potential conflict of interest situations and approve all related party transactions between the Company and its officers, directors and significant shareholders not in their capacities as such.

Structure

•      The Committee shall appoint one of its members to act as a Chairperson, either generally or with respect to each meeting.

•      The Committee Chairperson shall review and approve an agenda in advance of each meeting.

•      The Committee shall conduct or authorize investigations into any matters within the scope of their responsibilities.

•      The Committee shall have the independence, authority and necessary funding to retain special legal, accounting or other consultants to advise the Committee.

•      The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.  This is the responsibility of management and the independent auditors.  Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s Corporate Policies.

Whistleblower Program

•      The Committee shall be responsible for the Company’s “Whistleblower Program,” including procedures for the receipt, retention and treatment of all complaints, including confidential and anonymous submissions, received by the Company or the Committee regarding accounting, internal accounting controls or auditing matters, as well as review and approval of the process, approval of designated Ethics Officer and oversight of results of the program.

•      The Ethics Officer will report directly to the Audit Committee and all whistleblower activity will be documented.

Meetings

The Committee shall meet at least quarterly, or more frequently as circumstances dictate.  The Chair of the Committee may schedule additional meetings as appropriate.

221 East Hickory Street

P.O. Box 3248

Mankato, MN  56002-3248

ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 26, 2004

2:00 P.M.

MANKATO CIVIC CENTER

1 CIVIC CENTER PLAZA

(AT THE CORNER OF RIVERFRONT DRIVE AND HICKORY STREET)

MANKATO, MINNESOTA 56001

HICKORYTECH CORPORATION
221 EAST HICKORY STREET
P.O. BOX 3248
MANKATO, MINNESOTA 56002-3248	PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON APRIL 26, 2004.

The shares of stock you hold will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ITEM 1.

By signing the proxy, you revoke all prior proxies and appoint Myrita P. Craig and John E. Duffy, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please vote, sign and date on the reverse side. Or, take advantage of the option to vote by telephone. To vote by phone, please follow the instructions on the reverse side.

Thank you.

SEE REVERSE FOR VOTING INSTRUCTIONS.

COMPANY #

THERE ARE TWO WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK --- EASY --- IMMEDIATE

•      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 23, 2004.

•      Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to HickoryTech Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 James H. Holdrege 02 Lyle G. Jacobson	03 Starr J. Kirklin	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

Instructions: To withold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Address Change? Mark Box     ☐

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations
should provide full name of corporation and title of authorized officer signing the proxy.